Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in the Registration Statement (including any amendments thereto) incorporated by reference in this Form S-8 and filed by Memorial Resource Development Corp. (File No. 333-195062); the inclusion of (a) our report, dated April 3, 2014, with respect to estimates of proved reserves and future net revenues to the Memorial Resource Development LLC interest, as of December 31, 2013; (b) our audit letter, dated April 24, 2014, with respect to estimates of probable and possible reserves and future net revenues to the Memorial Resource Development LLC interest, as of December 31, 2013; and (c) our report, dated January 30, 2014, with respect to estimates of reserves and future net revenues to the combined interest of Memorial Production Partners LP and its subsidiaries, as of December 31, 2013, as an appendix to the prospectus included in the Registration Statement and/or as an exhibit to the Registration Statement, which are incorporated by reference in this Form S-8. We further consent to the reference to our firm as experts in the Registration Statement, including the prospectus included in the Registration Statement incorporated by reference in this Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Reese III
C.H. (Scott) Reese III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

June 18, 2014

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